Exhibit 10.54

Separation Agreement

AGREEMENT made as of the 20th day of October, 2004 by and between PC Connection, Inc., a Delaware corporation with offices at 730 Milford Road, Merrimack, New Hampshire, 03054 (“PC Connection” or the “Company”) and Mark Gavin (“Mr. Gavin” or “you”) (collectively, “the Parties”).

WHEREAS, Mr. Gavin has been employed by PC Connection as its Chief Financial Officer;

WHEREAS, the parties wish to resolve amicably Mr. Gavin’s separation from the Company and establish the terms of Mr. Gavin’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and Mr. Gavin agree as follows:

1.	Resignation. The Company and you agree that your separation from the Company will be characterized as a resignation.

2.	Transition Period. From October 21, 2004 until November 19, 2004 (the “Transition Period”), the Parties agree that, in exchange for the payment of his current salary and benefits by PC Connection, Mr. Gavin shall render reasonable, necessary and requested consulting services during regular and customary business days and hours in order to assist PC Connection in the transition of his services to a replacement chief financial officer.

3.	Ongoing Cooperation. You agree to reasonably cooperate with the Company and its attorneys and auditors with respect to any and all ongoing audits, internal investigations and investigations by any regulatory authority.

4.	Severance Benefits.

(a)	In return for your execution of the instant Agreement, PC Connection will pay you salary continuation payments at your base rate of $ 260,000 per annum, less all applicable state and federal taxes, for a period of six months, commencing on November 20, 2004 (the Severance Pay Period).

(b)	PC Connection represents that you are currently vested in 156,250 stock options under your Incentive Stock Option Agreement (“Option Agreement”) with varying exercise prices. As provided in your Option Agreement, you shall have 30 days or 90 days depending on the plan in which to exercise the vested stock options.

(c)	PC Connection represents that you are currently not vested in 286,250 additional stock options under the Option Agreement and these non-vested options will terminate.

(d)	If, in addition to signing this Agreement, you choose to sign and return the Covenant Not to Compete and Disclose Confidential Information and Assignment of Rights (“Covenant Not to Compete”) attached to this Agreement as Attachment A, the Company shall pay you, in addition to the severance benefits outlined in this paragraph, the enhanced severance benefits described in the “Description of Enhanced Severance Benefits” attached to this Agreement as Attachment B.

5.	Non-Disparagement. You agree that that as a condition for payment to you of the consideration described herein, you will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition, absent actual or threatened litigation or regulatory investigation, or as required by law. Nothing herein shall prevent you from providing information, documentation and/or testimony in connection with any investigation or action by any governmental or regulatory authority which you believe to be true.

Likewise, the Executive Officers and Directors of the Company agree not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, prospective employer or current or former employee, consultant, client or customer of the Company regarding Mr. Gavin, unless required by law.

6.	Return of Company Property. Upon the expiration of the Transition Period, you agree to return all keys, ID badges, credit cards, cellular phones, computers, diskettes, and other data storage and retrieval devices, software and other materials and documents belonging to PC Connection or any affiliate. You also agree that you will not retain any copies of any such material.

7.	Rights in Work Product. You confirm that you have disclosed to PC Connection all ideas and inventions and intellectual property (collectively, “Inventions”) that arose from work performed by you for, on behalf of, at the expense of, or on the premises of PC Connection or any other affiliate. Inventions include, without limitation, any ideas for improvements or alternatives to PC Connection’s operations and technology. You understand that under the terms of your agreements with PC Connection, PC Connection owns all rights in the Inventions and you agree to cooperate with PC Connection in executing any necessary applications, assignments or similar forms respecting the Inventions.

8.	Continuing Effect and Extension of Covenant. You acknowledge your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Code of Business Conduct and Ethics (“Ethics Agreement”) you executed annually during your employment, which remains in full force and effect.

9.	Confidentiality. To the extent permitted by law, the Parties understand and agree that, as in exchange for the agreements herein contained and as a condition for payment to Mr. Gavin of the consideration herein described, the Parties, their agents and representatives shall keep the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, including, the contents and negotiations resulting in the Enhanced Severance Benefits described in Attachment B, as confidential and none of the above shall be disclosed to any third party except to the extent required by federal or state law, in response to a request or investigation by a regulatory authority, or as otherwise agreed to in writing by the other Party, provided however, that this section does not preclude you from discussing the terms of this Agreement with your immediate family, attorneys and tax advisors, provided however, that before any such discussion, any such person must first agree to keep the terms of this Agreement confidential.

10.	Complete Agreement. This Agreement together with the Covenant Not to Compete, Ethics Agreement, and the Option Agreement and together with Attachments A and B constitute the parties’ entire agreement with respect to its subject matter and supersedes all prior negotiations, discussions, and agreements with respect to the same subject matter, including, but not limited to your offer letter dated February 5, 1998.

11.	Release. In consideration of the payment of the severance benefits, you hereby fully, forever, irrevocably and unconditionally release, remise, discharge PC Connection, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities (hereinafter the “Released Parties”) from any and all liabilities, obligations, debts, demands, actions, torts, breaches, causes of action, suits, accounts, covenants, agreements, contingencies, promises, understandings, damages, expenses, compensation, or claims that you now have, may have or ever had against the Released Parties, whether in law or in equity, or whether known or unknown, during all relevant time periods, including but not limited to any claims arising out of your employment with or separation from PC Connection, including, but not limited to all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq. and the Older Workers Benefit Protection Act (OWBPA); the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. § 354-A:1 et seq., N.H. Rev. Stat. Ann. § 275:36 et seq. (New Hampshire equal pay law), the New Hampshire Whistleblowers’ Protection Act, N.H. Rev. Stat. Ann. § 275-E:1 et seq., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or cooperating fully with any federal regulatory authority.

12.	Acknowledgments. You acknowledge that you have been given twenty-one (21) days to consider this Agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. Further, you acknowledge that you may revoke this Agreement for a period of seven (7) days after you execute this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.	Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	Nature of Agreement. You understand and agree that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you or the Company.

15.	Amendment. This Agreement shall be binding upon the Parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

16.	Waiver of Rights. No delay or omission by either of the Parties in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either of the Parties on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

18.	Applicable Law. This Agreement shall be governed by the laws of the State of New Hampshire, without regard to conflict of laws provisions. The Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New Hampshire, or if appropriate, a federal court located in State of New Hampshire (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter.

19.	Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, PC Connection and Mark Gavin have each caused this Agreement to be executed on the date set forth below.

Agreed:

PC Connection, Inc.

By:	/s/ Brad Mousseau	/s/ Mark Gavin
	Brad Mousseau, V.P. H.R.	Mark Gavin

10/20/04		10/20/04
Date		Date

ATTACHMENT A

COVENANT NOT TO COMPETE AND DISCLOSE CONFIDENTIAL INFORMATION

AND ASSIGNMENT OF RIGHTS

NON COMPETE AGREEMENT

This Covenant entered into October, 20th 2004 by and between _Mark Gavin (Employee), residing at 11 Morgan Lane, Keene, NH 03431 with: PC Connection, Inc.; _X PC Connection Sales Corp.; Merrimack Services Corp.; PC Connection Sales of Massachusetts, Inc., all Delaware corporations with offices at 730 Milford Road, Merrimack, New Hampshire, and members of the PC Connection, Inc. affiliated group of companies (“PC Connection”).

Whereas, PC Connection is engaged in the sales, marketing, and service of computer and networking hardware, software, peripherals, and service primarily through telephone and electronic commerce throughout the United States; and

Whereas, the business PC Connection is engaged in is extremely competitive and success depends in great part on developing, protecting and maintaining confidential information concerning plans, strategies, products, customers lists, vendor lists, pricing, business techniques, and training methods, and seeks by this Covenant to protect said information; and

Whereas, Employee acknowledges that in the course of his or her employment with PC Connection he or she may have access to information that is valuable and confidential to PC Connection, the improper disclosure of which or engagement in unfair competition involving such information will seriously damage PC Connection;

Now, therefore, in consideration of the mutual covenants contained herein, PC Connection and Employee agree as follows:

1. NO COMPETITION WITH PC CONNECTION.

(a) While employed by any of the PC Connection companies, Employee shall not own, manage, operate, control, consult for, aid or be employed by any entity that is substantially similar to or directly competes with any business conducted by PC Connection, including, but not limited to, the design, development and production of the particular projects Employee will have worked on or been involved with.

(b) For the period of twelve (12) months following any termination of employment for any reason or for no reason, Employee, either as an employee of another entity, independently or otherwise, shall not compete with PC Connection by (i) engaging in the design, development, production, marketing or sale of goods or services directly in competition with PC Connection or engaging in projects substantially similar to those Employee worked on or was involved with on behalf of PC Connection, whether or not the projects, in whole or in part, involved confidential information or trade secrets, (ii) soliciting sales in competition with PC Connection from PC Connection’s established customers with whom Employee had other than incidental contact during his or her employment with PC Connection or (iii) soliciting other employees to leave PC Connection in order to undertake other employment. ( c) Employee represents and certifies that he or she is not currently subject to a non-competition, non-disclosure, confidentiality or other agreement that may affect his or her ability to perform work required by PC Connection.

2.	NO DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION

(a) Employee acknowledges that some elements of PC Connection’s business constitute trade secrets, are and must remain confidential, and are of value to PC Connection, and that unauthorized disclosure of such elements will cause PC Connection irreparable harm. PC Connection’s trade secrets and/or confidential information include but are not limited to: identities of customers, customer lists and other information about customers used by PC Connection, sales, marketing and financial information, designs, diagrams, schematics, plans, specifications and other technical information, oral and written agreements with vendors and distributors, pricing methods, purchasing and sales contacts, computer programs, sales figures and PC Connection’s short range and long range product, sales, marketing, expansion, diversification, financing and similar plans, regardless of whether stored in any tangible medium or of the type of medium in which it is stored, used or contained and whether contained in created materials reflecting such information, excepting information which is generally known outside PC Connection or which becomes generally known outside PC Connection by publication other than by or as a result of an unauthorized act or omission by or involving the Employee or another. Created materials include any documents, memoranda, notes, notebooks, reports, studies, programs, data, drawings, schematics, ideas, discoveries and any other item of information generated by or for PC Connection stored or contained in any medium, including materials that Employee created individually or together with others whether during or outside of regular working hours so long as they were created for the benefit of PC Connection or by utilizing Company time, resources, materials or information.

(b) Employee shall not disclose trade secrets or confidential information to anyone except authorized Company officers, agents and employees, unless specifically directed by an officer of PC Connection.

(c) Employee shall deliver to PC Connection all confidential information, created materials and trade secrets, whether written or contained in any other medium, which are in his or her possession or under his or her control, promptly upon request. Employee shall not take any confidential information, created materials and trade secrets, whether written or contained in any other medium, or hardware outside PC Connection’s premises without the express consent of an officer of PC Connection and shall return all such things promptly upon termination of employment with PC Connection.

(d) Employee acknowledges that the obligation not to disclose confidential information and trade secrets is a continuing one, which shall remain in force and binding upon the Employee after his employment with PC Connection is terminated for any reason and until such time as the information is no longer confidential and does not constitute a trade secret.

3. ASSIGNMENT. Employee understands that all original work created by him or her in the context of his employment is “work for hire” and is created for the exclusive benefit of PC Connection. Employee hereby assigns any and all rights he or she may have in any intellectual property or other information arising from work performed as an Employee of PC Connection or any work performed for, on behalf of, at the expense of, or on the premises of PC Connection, including, but not limited to, rights to patents, mask works, copyrights, trade secrets, trademarks, and trade names. Employee agrees to execute assignments of the rights to said intellectual property or other information and to do such other things as are necessary to secure these rights in PC Connection from time to time upon its request.

4. INJUNCTIVE RELIEF. In the event Employee breaches any of the foregoing provisions, PC Connection will suffer irreparable harm and shall be entitled to injunctive relief.

5. CONSIDERATION. The consideration for Employee’s obligations under this Covenant include one or more of the following: PC Connection (a) hiring Employee, (b) providing continued employment in one of the PC Connection, Inc. group of companies, (c) granting Employee a promotion and/or pay increase.

6. GENERAL. This Covenant represents the entire agreement between the parties relating to the subject matter covered, and may not be modified except by a writing signed by both parties. This Covenant shall inure to the benefit of PC Connection, its successors and assigns. If any provision in this Covenant is deemed illegal or unenforceable, the offending provision shall either be modified to make it legal and enforceable while retaining as far as possible the original intent of the provision or, if that is not possible, it shall be stricken; the remainder of the Covenant to continue in full force and effect. This Covenant shall be construed and enforced under and in accordance with the law of the State of New Hampshire.

Employee acknowledges that he or she has read and understands this Covenant and has had an opportunity to discuss any questions with PC Connection Personnel Manager or Legal Counselor with independent counsel of his or her choice. Employee understands and agrees that this Covenant does not change the at-will nature of his employment with PC Connection.

Agreed:

PC Connection		Employees

By:	/s/ Brad Mousseau	/s/ Mark Gavin

	Brad Mousseau, VP HR	Mark Gavin
	Print name/title	print name

ATTACHMENT B

DESCRIPTION OF ENHANCED SEVERANCE BENEFITS

If you sign and return the [Non-Compete, Non-Solicitation Agreement] attached to this Agreement as Attachment A, the Company will provide to you the following enhanced severance benefits:

a)	The Company will pay to you an additional 6 months of salary continuation at your base rate of $260,000.00 (the “Enhanced Severance Pay Period”), less all applicable state and federal taxes. This Enhanced Severance pay will be paid in accordance with the Company’s normal payroll procedures, and will commence at the conclusion of the Severance Pay Period.

b)	Provided you timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 etseq., the Company will continue to pay the same portion of your health and dental coverage premiums that it provides for similar employees, during both the Severance Pay Period and the Enhanced Severance Pay Period, or until you become eligible for other coverage, whichever comes first. During this period, the Company will continue to deduct the employee contribution to such benefits from your salary continuation payments. Thereafter, you may elect to continue receiving group medical insurance and all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

c)	Executive outplacement services will be arranged for you with Lee Hecht Harrison. Such services will continue throughout both the Severance Pay Period and the Enhanced Severance Pay Period. The cost of the outplacement services will be paid by the Company.

d)	Upon the execution of this Agreement, the Company agrees to provide to Gavin a laptop computer similar in make, style and condition to the one utilized by him during his employment with the Company.

e)	The Company agrees to make every effort to provide Gavin and his counsel with a copy of any press release related to Gavin’s separation from the Company as soon as possible, but prior to its release to the public.